Exhibit 3.7

AMENDED AND RESTATED

CERTIFICATE OF LIMITED PARTNERSHIP

OF

QUALITYTECH, LP

THIS Amended and Restated Certificate of Limited Partnership of QualityTech, LP (the “Partnership”), dated as of December 9, 2019, has been duly executed and is being filed by the undersigned in accordance with the provisions of 6 Del. C. §17-210, to amend and restate the original Certificate of Limited Partnership of the Partnership, which was filed on August 5, 2009, with the Secretary of State of the State of Delaware, as amended (the “Certificate”), to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. §17-101, et seq.).

The Certificate is hereby amended and restated in its entirety as follows:

I.           The name of the limited partnership is QualityTech, LP (the “Partnership”).

II.          The address of the Partnership’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19808.  The name of the Partnership’s registered agent for service of process in the State of Delaware at such address is Corporation Service Company.

III.         The name and mailing address of the sole general partner is as follows:

NAME	MAILING ADDRESS
QTS Realty Trust, Inc.	12851 Foster Street
Overland Park, Kansas 66213

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Limited Partnership of QualityTech, LP as of December 9, 2019.

QTS Realty Trust, Inc.,
its general partner

By:	/s/ Shirley E. Goza
Name:	Shirley E. Goza
Title:	General Counsel, VP and Secretary